Exhibit 99.1

For more information, contact:
FalconStor Software, Inc.
Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Names Gary Quinn President and Chief Executive Officer

MELVILLE, N.Y., July 23, 2013—FalconStor Software, Inc. (NASDAQ: FALC), a market leader in disk-based data protection solutions, today announced that it has named Gary Quinn president and chief executive officer (CEO). Quinn had been serving as interim CEO since June 28, 2013. Previously, Quinn was chief operating officer after serving as the vice president of sales and marketing for North America.

“In the time that Gary has been with FalconStor, he has demonstrated his ability to lead teams effectively, to focus the organization on the right priorities, to establish best practices, and to simply get things done effectively,” said Eli Oxenhorn, chairman of the board of FalconStor. “Gary has proved himself to be a valuable member of FalconStor’s executive staff, and the board has every confidence in Gary’s ability to lead the company towards achieving its full potential.”

Quinn has more than 15 years of executive experience in the information technology industry, working closely with sales and marketing teams and channel partner networks to generate revenue and strengthen strategic relationships. He spent more than 20 years at CA Technologies, finishing as executive vice president of international sales and North American channel sales. At CA, Quinn turned around a three-year decline in North American channel business and achieved an annual growth rate of 25 percent. Immediately prior to joining FalconStor, Quinn was the commissioner of information technology of the Suffolk County Department of Information Technology, Long Island, New York. He received a bachelor’s degree in computer science from Hofstra University.

“I came to FalconStor because of the company’s proven technology and its potential to make a significant contribution to the data protection industry,” said Quinn. “In my new role, my goals remain the same: To do everything in my power to marshal FalconStor’s considerable talent and resources to help our customers manage and protect their data with confidence and peace of mind.”

About FalconStor Software
FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and disaster recovery automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.

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